Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-251778 and 333-260566 on Form S-3 and Registration Statement Nos. 333-203046, 333-204312, 333-219294, and 333-258729 on Form S-8 of our reports dated March 15, 2023, relating to the financial statements of Full House Resorts, Inc. and the effectiveness of Full House Resorts, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 15, 2023